Exhibit 4.1

ASBURY AUTOMOTIVE

WEALTH ACCUMULATION PLAN

ARTICLE I

Establishment and Purpose

ARTICLE II

Definitions

ARTICLE III

Eligibility and Participation

ARTICLE IV

Deferral Elections, Company Contributions, Account Valuation

ARTICLE V

Distributions and Withdrawals

ARTICLE VI

Administration

ARTICLE VII

Amendment and Termination

ARTICLE VIII

Informal Funding

ARTICLE IX

Claims

ARTICLE X

GENERAL CONDITIONS

ASBURY AUTOMOTIVE
WEALTH ACCUMULATION PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

Asbury Automotive Group, Inc. (the “Company”) hereby adopts the Asbury Automotive  Wealth Accumulation Plan (the “Plan”), effective January 1, 2004 (the “Effective Date”).  The purpose of the Plan is to provide each Participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified cash compensation.  The Plan is not intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code, but is intended to be an unfunded arrangement providing deferred compensation to eligible employees who are part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201, 301 and 401 of ERISA.  The Plan is intended to be exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA as a “top hat” plan, and to be eligible for the alternative method of compliance for reporting and disclosure available for unfunded “top hat” plans.

ARTICLE II

DEFINITIONS

2.1                                 Account.  Account means a bookkeeping account maintained by the Company to record deferrals allocated to it by the Participant, Company Contributions (if any), Deemed Investments, distributions, and such other transactions, if any, that may be required to properly administer the Plan.  An Account shall be utilized solely as a device for the measurement of the value of the Account Balance to be paid to the Participant under the Plan.  The Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and amounts credited thereto shall not be considered “plan assets” for federal income tax or ERISA purposes.

2.2                                 Account Balance.  Account Balance means, with respect to the Deferred Compensation Account or any component Account, the total value of all the Investment Options in which the Participant deferrals, and Company Contributions, have been Deemed Invested as of a specific date, taking into account the value of all distributions from that Account to the specific date.

2.3                                 Allocation Election.  Allocation Election means a choice by a Participant of one or more Investment Options, and the allocation among them, in which future Participant deferrals and/or existing Account Balances are Deemed Invested for purposes of determining earnings in a particular Account.

2.4                                 Allocation Election Form.  Allocation Election Form means the form (or Website screen) approved by the Plan Administrator on which the Participant makes an Allocation Election.

2.5                                 Annual Valuation Date.  Annual Valuation Date shall mean the anniversary of the Termination Valuation Date or In Service Distribution Valuation Date utilized to determine the amount of an annual installment payment.

2.6                                 Beneficiary.  Beneficiary means a natural person, estate, or trust designated by a Participant on the form designated by the Plan Administrator to receive benefits to which a Beneficiary is entitled under and in accordance with provisions of the Plan. The Participant’s estate shall be the Beneficiary if:

a.               the Participant has not designated a natural person or trust as Beneficiary, or

b.              the designated Beneficiary has predeceased the Participant.

2.7                                 Change in Control.  Change in Control.  Change in Control means an event or series of events by which:

(a)                                  during any period of 24 consecutive calendar months, individuals:

(i)                                                 who were directors of the Company on the first day of such period, or

(ii)                                              whose election or nomination for election to the Board of Directors of the Company (“Board”) was recommended or approved by at least a majority of the directors then still in office who were directors of the Company on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the Board;

(b)                                 the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries (a “Reorganization”) or sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of the Company in such Reorganization or Sale), unless immediately following such Reorganization or Sale more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of the Company (the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) , is represented by the Company’s outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale;

(c)                                  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(d)                                 any “person” (as such term is defined in Section 13(d) of the Exchange Act (or any successor section thereto)), corporation or other entity (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate, (iii) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares or (iv) any entity or individual affiliated with (x) Ripplewood Holdings L.L.C. or (y) Freeman Spogle & Co. Incorporated, or their affiliates), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto)), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding securities.

2.8                                 Chief Executive Officer.  Chief Executive Officer means the individual who performs the functions of a Chief Executive Officer for the Company or a Participating Employer.

2.9                                 Code.  Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10                           Company.  Company means Asbury Automotive Group, Inc.

2.11                           Company Contributions.  Company Contributions shall mean all Company Discretionary Contributions and all Company Matching Contributions made with respect to a Participant.

2.12                           Company Discretionary Contributions.  Company Discretionary Contributions shall mean credits to a Participant’s Retirement/Termination Sub-Account by the Company or a Participating Employer at a time and in an amount determined in the sole discretion of the Company or the Participating Employer.

2.13                           Company Matching Contributions.  Company Matching Contributions shall mean credits to a Participant’s Retirement/Termination Sub-Account by the Company or a Participating Employer based upon deferrals made by the Participant as provided in Section 4.3 of the Plan.

2.14                           Compensation.  Compensation shall mean, for purposes of this Plan, base salary (including any deferred salary under a Code Section 401(k) or 125 plan), bonus, commissions, and such other cash compensation (if any) approved by the Plan Administrator as Compensation for purposes of this Plan.

2.15                           Compensation Deferral Agreement.  Compensation Deferral Agreement shall mean the deferral election form, or such other forms furnished by the Plan Administrator (or screens on the Participant Website approved by the Plan Administrator), on which a Participant elects: (a) the amount of deferral and type of Compensation to be deferred beginning the first day of the following Plan Year; (b) any In Service Distribution Dates for that year’s, or a portion of that year’s, deferrals; and (c) the Form of Payment elections for Termination Benefits and In Service Distributions.  The Allocation Election Form may be part of the Compensation Deferral Agreement, in the discretion of the Plan Administrator.

2.16                           Death Benefit.  Death Benefit shall mean a distribution of the total amount of the Participant’s Deferred Compensation Account Balance, including any remaining unpaid In Service Account balances, to the Participant’s Beneficiary(ies) in accordance with Article V of the Plan.

2.17                           Deemed Investment.  A Deemed Investment (or “Deemed Invested”) shall mean the conversion of a dollar amount of deferred Compensation and Company Contributions credited to a Participant’s Deferred Compensation Account into notional shares or units (or a fraction of such measures of ownership, if applicable) of the underlying investment (e.g. mutual fund or other investment) which is referred to by the Investment Option(s) selected by the Participant.  The conversion shall occur as if shares (or units) of the designated investment were being purchased (or sold, for a distribution) at the purchase price as of the close of business of the day on which the Deemed Investment occurs.  At no time shall a Participant have any real or beneficial ownership in the actual investment to which the Investment Option refers, irrespective of whether such a Deemed Investment is mirrored by an actual identical investment by the Company or a trustee acting on behalf of the Company.

2.18                           Deferred Compensation Account .  Deferred Compensation Account means the Account that records the total amount of liability of the Company to the Participant  at any point in time, and includes all In Service Accounts, the Retirement/Termination Account , and any other Account maintained by the Plan Administrator (e.g. a separate Company Contribution Account) to properly administer the Plan.

2.19                           Deferred Compensation Committee or “Committee”. Deferred Compensation Committee, or “Committee” means a committee of at least three (3) officers of the Company appointed by the Compensation Committee of the Board or the Chief Executive Officer, who shall serve until the earlier of termination of service or appointment of a replacement by the Compensation Committee of the Board or the Chief Executive Officer.

2.20                           Disability.  Disability means that a Participant has been determined to have incurred total and permanent disability such that the Participant qualifies for benefits under the Company’s long-term disability (“LTD”) group plan in which the Participant participates as of the date of total and permanent disability.

2.21                           Eligible Employee.  Eligible Employee means a General Manager, a member of Company management with a title of Director or higher, and (if any) such other management or highly compensated employees of the Company (which also includes its subsidiaries for this purpose) within the meaning of Sections 201, 301 and 401 of ERISA, as are selected by the Committee to participate in the Plan.

2.22                           Employee.  Employee means a full-time salaried employee of the Company or a Participating Employer.

2.23                           ERISA.  ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.24                           General Manager Participant.  General Manager Participant means a Participant who holds the title of General Manager with the Company.

2.25                           In Service Account. In Service Account shall mean a separate component Account of the Deferred Compensation Account, created whenever a Participant elects a new In Service Distribution Date (not already established with an Account) with respect to a portion, or all, of his or her deferral contributions, to which such portion of deferral specified by the Participant is credited and Deemed Invested in accordance with the Participant’s Allocation Election.

2.26                           In Service Distribution.  In Service Distribution shall mean a payment by the Company to the Participant following a date elected by the Participant (the In Service Distribution Date) of the amount represented by the account balance in the In Service Sub-Account pertaining to that In Service Distribution.  In Service Distributions shall be made in accordance with Participants’ In Service Distribution form of payment election.

2.27                           In Service Distribution Date.  In Service Distribution Date shall mean the date selected by the Participant, following which the In Service Distribution Account Balance shall be distributed in accordance with the Plan.

2.28                           In Service Distribution Valuation Date.  In Service Distribution Valuation Date shall mean the last day of the calendar month in which the In Service Distribution Date falls.

2.29                           Investment Option.  Investment Option shall mean a security or other investment such as a mutual fund, life insurance sub-account, or other investment approved by the Plan Administrator for use as part of an Investment Option menu, which a Participant may elect as a measuring device to determine Deemed Investment earnings (positive or negative) to be valued in the Participant’s Account or Sub-Account.  The Participant has no real or beneficial ownership in the security or other investment represented by the Investment Option.

2.30                           Participant.  Participant means an Eligible Employee who: (1) is selected to participate in this Plan in accordance with Section 3.1 and has elected to defer Compensation in accordance with the Plan in any Plan Year; (2) has received a  Company Discretionary Contribution; or (3) has an Account Balance in his or her Deferred Compensation Account  greater than zero prior to his or her death.  A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.31                           Participating Employer.  Participating Employer means a subsidiary of the Company that has adopted the Plan. The term “Employer” or “Employers” shall mean the Company and all Participating Employers collectively when the context so requires.

2.32                           Plan.  Plan means the Asbury Automotive Deferred Compensation Plan as documented herein and as may be amended from time to time hereafter.

2.33                           Plan Administrator.  Plan Administrator shall mean a person or persons appointed by the Deferred Compensation Committee who is responsible for the day-to-day decision making, record keeping, and administration of the Plan; provided, that the Plan Administrator may delegate duties of the Plan Administrator to employees or others to assist  in the administration of the Plan.

2.34                           Plan Year.  Plan Year means January 1 through December 31 each year.

2.35                           Retirement.  Retirement (or “Retire”) shall mean the voluntary termination of employment from the Company or a Participating Employer upon reaching age 60, or at any age after a Participant has participated in this Plan for ten (10) Plan Years.  Retirement shall also mean such involuntary terminations as are designated as a Retirement for purposes of this Plan in the sole discretion of the Committee.  A transfer of employment between Participating Employers or between the Company and a Participating Employer (or vice versa) shall not be deemed to be a Retirement.

2.36                           Retirement Benefit.  Retirement Benefit shall mean a distribution of the Participant’s Deferred Compensation Account Balance, including all unpaid In Service Account balances, distributed to the Participant (or Beneficiary) in accordance with the Participant’s payment schedule election or as specified in Article V of the Plan.

2.37                           Retirement/Termination Account.  Retirement/Termination Account shall mean that portion of the Deferred Compensation Account not allocated to In Service Accounts.

2.38                           Termination Benefit.  Termination Benefit shall mean the vested portion of the Participant’s Deferred Compensation Account Balance, including all unpaid In Service Account balances, distributed in a single lump sum in accordance with Article V of the Plan.

2.39                           Termination of Employment.  Termination of Employment shall mean the termination of a Participant’s employment with the Company or a Participating Employer, for any reason other than Retirement or death.  A transfer of employment between Participating Employers or between the Company and a Participating Employer (or vice versa) shall not be deemed to be a Termination of Employment.

2.40                           Termination Valuation Date.  Termination Valuation Date shall mean the last day of the calendar month in which Termination of Employment occurs.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1                                 Eligibility and Participation.  Each Eligible Employee, determined in the sole discretion of the Committee shall be eligible to participate in this Plan.

3.2                                 Duration.  Once an Employee becomes a Participant, such Employee shall continue to be a Participant so long as he or she is entitled to receive benefits hereunder, notwithstanding any subsequent Termination of Employment.

3.3                                 Revocation of Future Participation.  Notwithstanding the provisions of Section 3.2, the Committee may revoke such Participant’s eligibility to make future deferrals under this Plan.  Such revocation will not affect in any manner a Participant’s Deferred Compensation Account or other terms of this Plan.

3.4                                 Notification.  Each newly Eligible Employee shall be notified by the Plan Administrator, in writing, of his or her eligibility to participate in this Plan.

ARTICLE IV

DEFERRAL ELECTIONS, COMPANY CONTRIBUTIONS, AND PARTICIPANT ACCOUNT VALUATION

4.1                                 Deferral Elections

(a)                                  A Participant shall make deferral elections under the Plan by completing and submitting to the Plan Administrator a written Compensation Deferral Agreement provided by the Plan Administrator (or completing and electronically submitting the deferral election screen on the Participant website, when made available by the Plan Administrator).   Deferral elections shall be made during an annual enrollment period which shall end no later than December 1 preceding the Plan Year to which the deferral election relates, unless the enrollment period is extended by the Plan Administrator because of extraordinary circumstances.  In no event may an enrollment period be extended beyond the last day of the month prior to the beginning of the Plan Year to which the deferral elections refer.  Other cash Compensation deferral elections (if any are permitted under the Plan) shall be made prior to the time such amounts have been earned, during special enrollment periods announced by the Plan Administrator.  Notwithstanding the foregoing, an Eligible Employee who becomes eligible to be a Participant during any Plan Year may, in the initial year of eligibility only, make deferral elections with respect to Compensation which will be paid during the balance of such Plan Year but after such elections in such Plan Year, within 30 days of the date of notification of eligibility as required in Section 3.4 of the Plan.

(b)                                 Deferral elections shall be for a Plan Year, and shall remain in effect from Plan Year to Plan Year unless modified or revoked by the Participant in writing on such forms as may be prescribed by the Plan Administrator (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available) during an enrollment period.  Such modification or revocation shall become effective on the first day of the Plan Year following the date of the modification or revocation.

(c)                                  A deferral election shall designate the amount of Compensation, which would otherwise be paid in cash to the Participant during the Plan Year to which the election refers, to be deferred.  A General Manager Participant may defer up to 50% of his or her base salary (in a specified dollar amount or by percentage), and up to 50% of his or her bonus and/or commissions (by percentage only).  All other Participants may defer up to 25% of their base salary (in a specified dollar amount or by percentage), and up to 25% of their bonus (by percentage only).  A Participant may elect different percentages for salary and bonus.

(d)                                 The foregoing notwithstanding, in the event a Participant’s deferral election results in insufficient non-deferred Compensation from which to withhold taxes in accordance with applicable law, the deferral election shall be reduced as necessary to allow the Company to satisfy tax withholding requirements.

(e)                                  Deferrals pertaining to base salary shall be deducted on a pro rata basis from a Participant’s base salary for each pay period during the Plan Year, and deferrals pertaining to bonus shall be deducted from the Participant’s bonus on the date of payment of the bonus.  In both cases, the amount deferred shall be credited to the Participant’s Retirement/Termination Account or In Service Account(s), and a Deemed Investment shall be made in the investment(s) represented by the Investment Option(s)

elected by the Participant as of the close of business on the date it would otherwise have been paid as Compensation to the Participant.

(f)                                    The Compensation Deferral Agreement shall also indicate the Participant’s election of a payment schedule for his or her Retirement Benefit.  A Participant shall elect to have such Retirement Benefit distributed: (a) a portion, or all, in a single lump sum payable as soon as administratively practicable following the Termination Valuation Date; and/or (b) the balance (assuming it is at least $25,000) in up to fifteen (15) annual installment payments payable at the time and in the manner described in Section 5.4.  An election of a payment schedule for a Participant’s Retirement Benefit shall pertain to the entire Retirement/Termination Account Balance.  A Participant shall be permitted to change his or her payment schedule election at any time by filing a new Compensation Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election is made at least thirteen  (13) months prior to the Participant’s date of Retirement.  Any payment schedule election made within thirteen months of Retirement shall be null and void, and the most recent payment schedule election which is dated at least thirteen months prior to Retirement will be in effect.

4.2                                 In Service Distribution Date Election.

(a)                                  The Compensation Deferral Agreement shall also indicate the Participant’s election of In Service Distribution Date(s) (if any).  An In Service Distribution election shall pertain to such portion of deferred Compensation for the Plan Year as elected by the Participant and shall cause an In Service Account to be established (unless such Account already exists), to which such portion of deferred Compensation shall be credited.  In the event an In Service Account has already been established for the In Service Distribution Date referred to in the deferral election, such portion of deferred Compensation shall be credited to the existing In Service Account.

(b)                                 A Participant may maintain up to three (3) In Service Accounts.  Once an In Service Account Balance has been fully distributed, the corresponding In Service Account is dissolved and no longer is considered “maintained” by the Participant.

(c)                                  A Participant may change or cancel an In Service Distribution Date once only, as follows:

(i)                                     An In Service Distribution Date change (including a cancellation) may be made by submitting a new Compensation Deferral Agreement or such other form as may be provided for In Service Distribution Date changes by the Plan Administrator (or completing and electronically submitting the appropriate screen on the Participant website, when available) at any time, so long as the date that such form is submitted to the Plan Administrator is at least thirteen (13) months prior to the In Service Distribution Date being changed;

(ii)                                  The In Service Distribution Date may be extended to a subsequent year (and must be extended by at least one year), but it may not be made to occur sooner than the original date.

(iii)                               The In Service Distribution Date may be cancelled, even after a change.  A cancellation of an In Service Distribution Date shall cause the In Service Account associated with it to be merged into the Retirement/Termination Account.

(iv)                              Making an In Service Distribution Date change or cancellation in accordance with the Plan is specific to the In Service Distribution to which it refers, and shall not affect other In Service Distributions or the ability of the Participant to make new In Service Distribution elections with respect to new deferral contributions.

(d)                                 Any portion of a deferral not credited to an In Service Distribution Account will be credited to the Retirement/Termination Account.

(e)                                  The Compensation Deferral Agreement shall also indicate the Participant’s election of payment schedule for each In Service Distribution Date.  Permitted payment schedules for In Service Distributions are a single lump sum or (assuming the In Service Distribution Sub-Account Balance is at least $10,000) from two (2) to five (5) annual installment payments.  A Participant shall be permitted to change his or her payment schedule election for an In Service Distribution at any time by filing a new Compensation Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election is made at least thirteen (13) months prior to the In Service Distribution Date.

4.3                                 Company Contributions and Vesting

(a)                                  Company Matching Contributions.  The Committee may, in its sole and absolute discretion make Company Matching Contributions to some, all, or none of the Participants’ Retirement/Termination Accounts at the end of each Plan Year.  In the event the Committee elects to provide Matching Contributions, the Committee may establish eligibility requirements that are prerequisite to receiving such Matching Contributions.  Such requirements may be changed from time to time by the Committee in its sole discretion.

(b)                                 Company Discretionary Contributions.  The Committee may, in its sole and absolute discretion, make Company Discretionary Contributions to one, some, or all Participant(s) by crediting to said Participants’ Retirement/Termination Sub-Accounts an amount determined in the sole and absolute discretion of the Company.  The Committee shall be under no obligation to make Company Discretionary Contributions unless it so obligates itself under an employment agreement or other agreement.  Company Discretionary Contributions and Deemed Investment earnings thereon shall be subject to a vesting schedule set forth in (d) hereinbelow.

(c)                                  Deemed Investments shall be made in the same manner as for deferrals (Section 4.1 of the Plan) on the date the Company Matching Contribution and/or the Company Discretionary Contribution is credited to the Participant’s Retirement/Termination Sub-Account.

(d)                                 The Company Contributions in (a) and (b), above, and Deemed Investment earnings thereon, will be subject to a vesting schedule that is established by the Committee with respect to each such Company Contribution.  Such vesting schedule may be changed from time to time (with respect to new Company Contributions) by the Committee in its sole and absolute discretion.  If no vesting schedule is established by the Committee with respect to a particular Company Contribution, such Company Contribution shall be subject to the following vesting schedule:

Calendar years since the date of crediting of the Company Contribution (each Company Contribution is treated separately for vesting purposes)	Percent Vested
Less than 3	0%
3 or more	100%
Upon Retirement, a Participant’s death, termination of the Plan, or Change in Control	100%

4.4                                 Allocation Elections and Valuation of Accounts

(a)                                  A Participant shall elect Investment Options from a menu provided by the Plan Administrator.  The initial election shall be made on the Allocation Election form approved by the Plan Administrator (or Allocation Election Screen on the Participant website approved by the Plan Administrator) and shall specify the allocations among the Investment Options elected.  A Participant may make different Allocation Elections for each Account.  A Participant’s Account Balances shall be valued as the sum of the value of all Deemed Investments minus any withdrawals or distributions from such Account.  Investment Options shall be utilized to determine the earnings attributable to the Account.  Elections of Investment Options do not represent actual ownership of, or any ownership rights in or to, the securities or other investments to which the Investment Options refer, nor is the Company in any way bound or directed to make actual investments corresponding to Deemed Investments.

(b)                                 The Committee, in its sole discretion, shall be permitted to add or remove Investment Options provided that any such additions or removals of Investment Options shall not be effective with respect to any period prior to the effective date of such change.  Any unallocated portion of a Account or any unallocated portion of new deferrals shall be Deemed Invested in an Investment Option referring to a money market based fund or sub-account.

(c)                                  A Participant may make a new Allocation Election with respect to future deferrals and/or current Account Balances, provided that such new Allocations Elections shall be in increments of one percent (1%) of the Account Balance or deferrals to which they refer.  New Allocation Elections may be made on any business day, and will become effective on the same business day or, in the case of Allocation Elections received after a cut-off time established by the Plan Administrator, the following business day.

(d)                                 Notwithstanding anything in this Section to the contrary, the Company shall have the sole and exclusive authority to invest any or all amounts deferred in any manner, regardless of any Allocation Elections by any Participant.  A Participant’s Allocation Election shall be used solely for purposes of determining the value of such Participant’s Accounts and the amount of the corresponding liability of the Company in accordance with this Plan.

4.5                                 Prohibition Against Modifications to deferral elections.  A Participant may not modify or revoke a deferral election during a Plan Year by changing the amount of the Compensation deferral except in the case of severe financial hardship and then only with the approval of the Plan Administrator which it may or may not give in its sole discretion.

ARTICLE V

DISTRIBUTIONS AND WITHDRAWALS

5.1         In Service Distributions.

(a)                                  Subject to the provisions of Section 5.5, each In Service Distribution shall be paid in accordance with the payment schedule election made with respect thereto, beginning as soon as administratively practicable following the In Service Distribution Valuation Date.  In the event a Participant has elected installment payments for an In Service Distribution, the installment payments shall be determined as set forth in Section 5.4 of the Plan.

(b)                                 Notwithstanding a Participant’s election to receive an In Service Distribution, all In Service Distribution Account Balances shall be distributable as part of a Retirement, Death, Disability, or Termination Benefit if the triggering date for such Retirement, Death, Disability, or Termination Benefit occurs prior to the completion of payment(s) elected in connection with any In Service Distribution Date.

5.2                                 Retirement Benefit Distribution.  Subject to the provisions of Section 5.5, the Retirement benefit will be paid (or the first payment will be made) in accordance with the Participant payment schedule election as soon as administratively practicable following the Termination Valuation Date.

5.3                                 Termination Benefit Distribution.  The Termination Benefit shall be paid as soon as administratively practicable following the Termination Valuation Date.

5.4                                 Installment Payments.  If the Participant has elected installment payments for his or her Retirement Benefit distribution or an In Service Distribution, annual cash payments will be made beginning as soon as administratively practicable following the applicable Valuation Date (Termination or In Service) or, in the event of a partial lump sum election, following the first anniversary of the partial lump sum payment made following Retirement.  Such payments shall continue annually on or about the anniversary of the previous installment payment until the number of installment payments elected has been paid.  The installment payment amount shall be determined annually as the result of a calculation, performed on the Annual Valuation Date, where (i) is divided by (ii):

(i)                                     equals the value of the applicable Account on the Annual Valuation Date; and

(ii)                                  equals the remaining number of installment payments.

5.5                                 Small Account Balance Lump Sum Payment.

In the event that a Participant’s Retirement/Termination Account Balance is less than $25,000 or a Participant’s In Service Distribution Account Balance is less than $10,000 on the initial Termination or In Service Distribution Valuation Date, the In Service Distribution or Retirement Benefit, as applicable, shall be paid in a lump sum and any form of payment election to the contrary shall be null and void.

5.6                                 Disability Benefit.  In the event of Disability, a Participant shall receive a benefit equal to the Participant’s and paid as though it were a Termination Benefit.

5.7                                 Death Benefit.  In the event of a Participant’s death either before Termination of Employment or before complete distribution of any In Service Distribution or Retirement Benefit, such Participant’s Beneficiary, named on the most recently filed Beneficiary Designation Form, shall be paid a Death Benefit in the amount of the remaining Deferred Compensation Account Balance in a single lump sum as soon as practicable following the end of the month in which the Participant’s death occurred.  The Valuation Date for purposes of determining the Death Benefit shall be the last day of the month in which the Participant’s death occurs.

5.8                                 Unforeseeable Emergency.  A Participant may request, in writing to the Plan Administrator, a withdrawal from his or her Deferred Compensation Account if the Participant experiences an “unforeseeable emergency”. An unforeseeable emergency is a severe financial hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or of a dependent (as defined in section 152(a)) of the participant, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, as defined in Reg. 1.457-2(h)(4).  The Plan Administrator, in its sole discretion, shall determine whether a Participant has experienced an unforeseeable emergency.  Withdrawals of amounts because of an unforeseeable emergency are limited to the extent reasonably needed to satisfy the emergency need, which cannot be met with other resources of the Participant.  The amount of such unforeseeable emergency withdrawal shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the In Service Distribution Accounts (if any) beginning with the most distant.  Values for purposes of administering this Section shall be determined on the date the Plan Administrator approves the amount of the unforeseeable emergency withdrawal, or such other date determined by the Plan Administrator.

5.9                                 Voluntary Withdrawal.  A Participant who is an active employee may request, in writing to the Plan Administrator, to have up to 100% of the vested portion of his or her Deferred Compensation Account Balance at any time and for any reason, subject to a penalty of 10% of the amount distributed. The penalty shall be forfeited to the Company.  There is a minimum withdrawal amount of $5,000.  Deferral elections shall be deemed revoked for the balance of the Plan Year in which such withdrawal election is made and not permitted for the following Plan Year.  The amount of such voluntary withdrawal shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the In Service Accounts (if any) beginning with the most distant.  Values for purposes of administering this Section shall be determined on the date the Plan Administrator approves the amount of the withdrawal, or such other date determined by the Plan Administrator.

5.10                           Change in Control.  In the event a Participant shall Retire within two (2) years following a Change in Control, such Participant shall receive his or her Deferred Compensation Account Balance in a lump sum paid as soon as administratively practicable following the Valuation Date, which shall be the end of the month in which the Change in Control occurs.  All payment schedule elections to the contrary shall be ignored.  The foregoing notwithstanding,  a Participant may request that his or her Retirement Benefit be paid following his or her then current payment schedule election for a Retirement Benefit.  Such request must be received by the Plan Administrator no later than thirty (30) days following Retirement, and may be granted or denied in the sole discretion of the Committee.

5.11                           Court Order.  In the event a Court of competent jurisdiction orders a division of “Plan assets” or a distribution of a Participant’s Account or portion thereof as part of a valid Judgment or Court Order, the Plan Administrator shall be authorized to make such distribution to the Participant or to such other recipient as is named in the Court Order in the amount necessary to satisfy the Court Order.

5.12                           Pro-rata subtraction from Investment Options.  In the event a distribution under this Article V (e.g. an installment payment, hardship or voluntary withdrawal, etc.) is less than the entire Account Balance and the Account is allocated over more than one Investment Option, the distribution shall be subtracted from each Investment Option in a pro-rata manner determined in the sole discretion of the Plan Administrator.

ARTICLE VI

ADMINISTRATION

6.1                                 Plan Administration.  This Plan shall be administered by the Plan Administrator, which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan.  Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article IX.

6.2                                 Withholding.  The Employer shall have the right to withhold from any payment made under the Plan (or any amount deferred into the Plan) any taxes required by law to be withheld in respect of such payment (or deferral).

6.3                                 Indemnification.  The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which is delegated duties, responsibilities, and authority with respect to administration of the Plan, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company.  Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

6.4                                 Expenses.  The expenses of administering the Plan shall be paid by the Company.

6.5                                 Delegation of Authority.  In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

6.6                                 Binding Decisions or Actions.  The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1                                 Amendment and Termination.  The Plan is intended to be permanent, but the Committee may at any time modify, amend, or terminate the Plan, provided that such modification, amendment or termination shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant accrued (and any form of payment elected) as of the date of any such modification, amendment, or termination, without the consent of the Participant.  Notwithstanding the foregoing, the Committee shall be permitted upon Plan termination to instruct the Plan Administrator to pay each Participant (without such Participant’s consent) a lump sum in the amount of such Participant’s Account Balance as of the date of such Plan termination.

7.2                                 Adverse Income Tax Determination.  Notwithstanding anything to the contrary in the Plan, if any Participant receives a deficiency notice from the United States Internal Revenue Service asserting constructive receipt of amounts payable under the Plan, or if legislation is passed which causes current income taxation of deferred amounts, Company contributions, and/or the investment earnings attributed thereto due to any Participant withdrawal right or other Plan provision, the Committee, in its sole discretion, may terminate the Plan or such Participant’s participation in the Plan, and/or may declare null and void any Plan provision with respect to affected Participants and/or may make distributions of part, or all, of a Participant’s Deferred Compensation Account Balance in an amount equal to the amount(s) held to be constructively received by the Participant.  In addition, it is intended that this Plan comply with all provisions of the Internal Revenue Code and regulations and rulings in effect from time to time regarding the permissible deferral of compensation and taxes thereon, and it is understood that this Plan does so comply.  If the laws of the United States or of any relevant state are amended or construed in such a way as to make this Plan (or its intended deferral of compensation and taxes) in whole or in part void, then the Deferred Compensation Committee, in its sole discretion, may choose to terminate the Plan or it may (to the extent it deems practicable) give effect to the Plan in such a manner as it deems will best carry out the purposes and intentions of this Plan.

ARTICLE VIII

INFORMAL FUNDING

8.1                                 General Assets.  All benefits in respect of a Participant under this Plan shall be paid directly from the general funds of the Employer, or from a “rabbi trust” (a grantor trust with provisions consistent with the model rabbi trust approved by the IRS in Rev. Proc. 92-64) created by the Company and funded by the Employers for the purpose of informally funding the Plan.  Other than such rabbi trust, if created, no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in or to any investments which an Employer may make to aid the Employer in meeting its obligation hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer or any if its subsidiaries or affiliated companies and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments from the Employer hereunder, such rights are no greater than the right of an unsecured general creditor of the Employer.

8.2                                 Rabbi Trust.  The Company may, in its sole discretion, establish a rabbi trust as a vehicle for accumulating assets to pay or partially pay the promised benefit(s) under the Plan, but the Company shall be under no obligation to establish or make any contributions to any such trust or any other informal funding vehicle.

ARTICLE IX

CLAIMS

9.1                                 Filing a Claim.  Any controversy or claim arising out of or relating to the Plan shall be filed with the Plan Administrator which shall make all determinations concerning such claim.  Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (“Claimant”).  Such decision shall set forth the reasons for denial in plain language.  Pertinent provisions of the Plan document shall be cited and, where appropriate, an explanation as to how the Claimant can perfect the claim will be provided, including a description of any additional material or information necessary to complete the claim, and an explanation of why such material or information is necessary.  The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.  This notice of denial of benefits will be provided within 90 days of the Plan Administrator’s receipt of the Claimant’s claim for benefits.  If the Plan Administrator fails to notify the Claimant of its decision regarding the Claimant’s claim, the claim shall be considered denied.  If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period.  The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

9.2                                 Appeal.     A Claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his claim by filing a written appeal with the Plan Administrator no later than sixty (60) days after: (a) receipt of the written notification of such claim denial, or (b) the lapse of ninety (90) days without an announced decision notice of extension.  A Claimant who timely requests a review of his or her denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Plan Administrator.  The Plan Administrator may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.  Following its review of any additional information submitted by the Claimant, the Plan Administrator shall render a decision on its review of the denied claim in the following manner:

(a)                                  The Plan Administrator shall make its decision regarding the merits of the denied claim within 60 days following His receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  It shall deliver the decision to the Claimant in writing.  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.   The notice will indicate the special

circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the determination on review.

(b)                                 The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(c)                                  The decision on review shall set forth a specific reason for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(d)                                 The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant to the Claimant’s claim for benefits.

(e)                                  The decision on review will include a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(f)                                    A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

ARTICLE X

GENERAL CONDITIONS

10.1                           Anti-assignment Rule.  No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

10.2                           No Legal or Equitable Rights or Interest.  No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or any of its subsidiaries or affiliated companies. The right and power of the Company (or any of its subsidiaries or affiliated companies that is the Employee’s employer) to dismiss or discharge an Employee is expressly reserved.

10.3                           No Employment Contract.  Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company or any of its subsidiaries or affiliated companies.

10.4                           Headings.  The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

10.5                           Invalid or Unenforceable Provisions.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

10.6                           Governing Law.  To the extent not preempted by ERISA, the laws of the State of Connecticut shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted, effective as of                                                .

ASBURY AUTOMOTIVE GROUP, INC.

By:

Its:

ATTEST: